Exhibit 4.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated April 26, 2011, in this Registration Statement (File No. 333-173460) of Smart Trust, Value Architects Disciplined Core Portfolio Trust, 2011 Series D.

/s/ GRANT THORNTON LLP
GRANT THORNTON LLP

Chicago, Illinois
April 26, 2011